Exhibit 10.1

PUTNAM BANK

Putnam, Connecticut

SENIOR MANAGEMENT SHORT TERM INCENTIVE PLAN

PUTNAM BANK

Putnam, Connecticut

SENIOR MANAGEMENT SHORT TERM INCENTIVE PLAN

Table of Contents

Short – Term Incentive Plan for 2017

Incentive Plan

Section I - Definitions

Section II - Participation

Section III – Effective Date

Section IV – Program Administration

Section V – Program Changes

Section VI – Incentive Award Payments

Section VII – Activating the Plan

Section VIII – Performance Goals

Section VII – Employer Relation with Participants

Section VIII – Governing Law

Section IX – Employer Relation with Participants

Section X – Governing Law

Section XI - Clawback

Section XII – Risk Adjustment

Section XIII – Ethics and Interpretation

PEER GROUP and PUTNAM BANK METRIC PERFORMANCE

MATRIX FOR DETERMINATION OF BONUS

PUTNAM BANK

SHORT – TERM INCENTIVE PLAN 2017

Incentive Plan

The Compensation Committee of The Board of Directors of Putnam Bank with the assistance of Thomas Warren & Associates has developed and established a Short-Term Incentive Plan. The purpose of the Plan is to meet and exceed financial goals.

The plan is structured to involve Bank Officers as participants and its objectives can be summarized as follows:

•	Align incentive opportunities with critical bank objectives.

•	The Plan enables the Bank to attract and retain highly motivated and engaged, customer oriented personnel.

•	Encourage Collaboration among Senior Management.

•	Bank will provide competitive remuneration for personnel should the Bank meet certain established performance standards.

•	The overall bonus potential is reasonable and competitive with ROAA, Efficiency Ratio and ROAE goals.

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The highlights of the incentive plan included in the following pages are as follows:

1.     The recommended plan is competitive compared with similar sized public banks and the banking industry in general.

2.     The Compensation Committee of the Board of Directors controls all aspects of the Plan.

3.     Senior Management are participants which include the positions of:

President& Chief Executive Officer

Executive Vice President& Chief Financial Officer

Senior Vice President & Chief Commercial Lending Officer

Senior Vice President& Branch Administrator

Senior Vice President & Compliance/Risk Management Officer

Senior Vice President & Senior Retail Loan Officer.

4.	The financial criteria necessary for plan operation consists of ROAA Efficiency Ratio and ROAE goals. Unusual items like gains from lawsuits or unusual Loan recoveries will be omitted from the calculations as deemed appropriate by the Compensation Committee.

5.	Incentive distributions range from 0% of base salary (did not meet goal) to the (maximum performance under plan) see #7.

6.	Award distribution would be made during the second quarter following the end of the calendar year.

7.	The categories of incentive plan participants are as follows:

Position	Range of Bonus Awards

Chairman & CEO	0% - 25%

Senior Officers	0% - 20%

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PUTNAM BANK

Putnam, Connecticut

SECTION I - DEFINITIONS

Various terms used in the plan are defined as follows:

Base Salary: the cumulative salary earned through the Plan Year, excluding overtime, bonuses, contributions to employee benefit programs and other compensation not designated as salary.

Performance Goals: ROAA, Efficiency Ratio and ROAE.

Plan Year: The calendar year starting January 1, 2017.

Management Performance Goals: Those pre-set objectives and goals which are required to activate distribution of awards under the Plan.

SECTION II – PARTICIPATION

Employees recommended by the CEO and approved by the Compensation Committee are eligible to participate in the Plan. New employees will be eligible for that year’s incentive bonus and will receive the bonus amount calculated on a prorated basis equal to the percentage of the year employed.

SECTION III – EFFECTIVE DATE

This Program is effective January 1, 2017 to reflect Plan Year January 1, 2017 to December 31, 2017. The Plan will be reviewed annually by the Compensation Committee to ensure proper alignment with the Bank’s business objectives. The Compensation Committee retains the rights as described below to amend, modify or discontinue the Plan at any time. The Incentive Plan will remain in effect until revised or cancelled by the Compensation Committee.

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SECTION IV - PROGRAM ADMINISTRATION

The Program is authorized by the Board of Directors and administered by the Compensation Committee. The Compensation Committee will have the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Compensation Committee will be final and binding on all participants.

SECTION V – PROGRAM CHANGES

Putnam Bank has developed the Plan based on existing business, market and economic conditions.

The Compensation Committee may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

SECTION VI – INCENTIVE AWARD PAYMENTS

Awards will be paid as a cash bonus before the end of the second quarter following the Plan Year. Awards will be paid out as a percentage of a participant’s year-to-date base salary earnings as of December 31. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

The Compensation Committee will formulate a rate of Distribution for the Award. The rate of distribution is based upon the Bank performance, measured by Return on Average Assets, the Efficiently Ratio and Return on Average Equity. Awards will be distributed during the second quarter following the Plan Year, following approval by the Compensation Committee. In the event of death, any distribution will be made payable to the designated beneficiary as recorded under the Bank’s group life insurance program, or, in the absence of a valid designation, to the participant’s estate.

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SECTION VII – ACTIVATING THE PLAN

The operation of the plan is predicated on attaining and exceeding management performance goals. The goals will consist of ROAA and Efficiency Ratio and ROAE.

SECTION VIII – PERFORMANCE GOALS

The Compensation Committee has established Goals for Return on Average Assets, Efficiency Ratio and Return on Average Equity equal to the average of the Peer Group after omitting the highest and lowest performers for the Calendar Year as reported by the Uniform Bankers Performance Report. The Return for Average Assets will constitute 35% of the Plan, the Efficiency Ratio will constitute 30% of the Plan, and the Return on Average Equity will constitute 35% of the Plan. This relationship is outlined, along with the range of bonus awards in the attached chart.

SECTION IX – EMPLOYER RELATION WITH PARTICIPANTS

Neither establishment nor the maintenance of the plan shall be construed as conferring any legal rights upon any participant or any person for a continuation of employment, nor shall it interfere with the right of any employer to discharge any participant or otherwise deal with him/her without regard to the existence of the plan.

SECTION X – GOVERNING LAW

Except to the exempt pre-empted under federal law, the provisions of the plan shall be construed, administered and enforced in accordance with the domestic internal law of the State of Connecticut.

In the event of relevant changes in the Internal Revenue Code, related rulings and regulations, or changes imposed by other regulatory agencies affecting the continued appropriateness of the plan and award made thereunder, the Compensation Committee may, at its sole discretion, accelerate or change the manner of payments of any unpaid awards or amend the provisions of the plan.

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SECTION XI – CLAWBACK PROVISION

In the event that Putnam Bank is required to prepare an accounting restatement due to error, omission or fraud (as determined by the members of the Audit Committee), certain Plan participants may be required to reimburse the Bank for part or the entire incentive award made to such participants on the basis of having met or exceeded specific targets for performance periods. For purposes of this policy, (i) the term “incentive awards” means awards under the Bank’s Incentive Plan, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Bank; and (ii) the term plan participants includes the participants included in SECTION II. The Bank may seek to reclaim incentives within a three-year period of the incentive payout.

SECTION XII – RISK ADJUSTMENT

The Compensation Committee retains the discretion to negatively adjust incentive plan funding and/or payments, in aggregate or by individual, to reflect regulatory finding and/or other risk factors (e.g. asset or loan quality).

SECTION XIII – ETHICS AND INTERPRETATION

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the Plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

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